MYLAN LABORATORIES INC.
OFFER TO EXCHANGE ALL OUTSTANDING
5.750% SENIOR NOTES DUE 2010
CUSIP #628530AA5, ISIN #US628530AA54
CUSIP #U62488AA6, ISIN # USU62488AA69
FOR
5.750% SENIOR NOTES DUE 2010 WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED
AND
6.375% SENIOR NOTES DUE 2015
CUSIP #628530AC1, ISIN # US628530AC11
CUSIP #U62488AD4, ISIN # USU62488AB43
FOR
6.375% SENIOR NOTES DUE 2015 WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED
          , 2005
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      Mylan Laboratories Inc. (“Mylan”) is offering, upon and subject to the terms and conditions set forth in the prospectus dated                     , 2005 (the “Prospectus”), to exchange (the “Exchange Offer”) (i) an aggregate principal amount of up to $150,000,000 of its 5.750% Senior Notes due 2010 and the related subsidiary guarantees, which have been registered under the Securities Act of 1933, as amended, for a like principal amount at maturity of Mylan’s issued and outstanding 5.750% Senior Notes due 2010 and the related subsidiary guarantees (the “Old 2010 Notes”) and (ii) an aggregate principal amount of up to $350,000,000 of its 6.375% Senior Notes due 2015 and the related subsidiary guarantees, which have been registered under the Securities Act of 1933, as amended, for a like principal amount at maturity of Mylan’s issued and outstanding 6.375% Senior Notes due 2015 and the related subsidiary guarantees (the “Old 2015 Notes” and, together with the Old 2010 Notes, the “Old Notes”). The Exchange Offer is being made in order to satisfy certain obligations of Mylan contained in the Registration Rights Agreement, dated as of July 21, 2005, by and among Mylan, the subsidiary guarantors referred to therein and the initial purchasers referred to therein. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus.
      We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus dated , 2005; and

2.	A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.
      Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2005 unless extended by Mylan (the “Expiration Date”). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

      A holder may only tender Old Notes by book-entry transfer of the Old Notes into the Exchange Agent’s account at The Depository Trust Company. To participate in the Exchange Offer, a tendering holder must, on or prior to the Expiration Date, transmit an agent’s message to the Exchange Agent, in accordance with the instructions set forth in the Prospectus.
      Mylan will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. Mylan will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer.
      Any inquiry you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth in the Prospectus under the caption “The Exchange Offer — Exchange Agent.”

Very truly yours,

MYLAN LABORATORIES INC.
      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MYLAN OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.
Enclosures